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                             VALUE LINE ASSET ALLOCATION
                                      FUND, INC.
                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16


Year(s) Ended 03/31/98:                    1 year         4.60 years*
                                          -----------     -----------

Initial Investment:                            1,000           1,000
Balance at End of Period:                      1,374           2,577
Change:                                          374           1,577

Percentage Change:                             37.36%         157.74%

Average Annual Total Return:                   37.36%          22.85%


*from 08/24/93 (commencement of operations)